Mail Stop 6010


								March 20, 2006


Mr. Gordon Arnold
Chief Financial Officer
Sierra Monitor Corporation
1991 Tarob Court
Milpitas, California 95035

      Re:	Sierra Monitor Corporation
		Form 10-KSB for the Fiscal Year Ended December 31, 2004
		Filed March 30, 2005
      File No. 0-07441

Dear Mr. Arnold:

	We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


								Sincerely,



								Martin F. James
								Senior Assistant Chief
Accountant